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                                                                     EXHIBIT 15

TXU Electric Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU Electric Company and subsidiaries (TXU Electric) for the periods ended June 30, 2000 and 1999, as indicated in our report dated August 7, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in TXU Electric's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, is incorporated by reference in Registration Statements No. 33-69554 and 333-42985 on Form S-3, and Registration Statement No. 33-83976 on
Post-Effective Amendment No. 1 to Form S-3, of TXU Electric.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Dallas, Texas
August 9, 2000